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                                                                   EXHIBIT 10.05



                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of April 25, 1997 (the "Agreement") by and between ABACUS DIRECT CORPORATION, a Delaware corporation having an office located at 8774 Yates Drive, Westminster, Colorado 80030 (the "Corporation"), and Carlos E. Sala, having an address at 3606 Ainsworth Drive, Dallas, Texas 75229 ("Executive").

                              W I T N E S S E T H

         WHEREAS, the Corporation desires to employ Executive in an executive capacity and to be assured of his services as such on the terms and conditions hereinafter set forth,

         WHEREAS, Executive is willing to accept such employment on the terms and conditions hereinafter set forth,

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Corporation and Executive hereby agree as follows:

         1.      Employment.

                          (a)     Subject to the terms and conditions set forth
in this Agreement, the Corporation offers and the Executive hereby accepts employment, effective as of the time of May 19, 1997 (the "Commencement Date").

                          (b)     The Corporation hereby employs Executive as
the Senior Vice President - Finance, Chief Financial Officer, Secretary and Treasurer of the Corporation subject to the supervision and direction of the Chairman of the Board and Chief Executive Officer of the Corporation and the Board of Directors of the Corporation. Executive shall be responsible for the financial and accounting matters of the Corporation, together with such other responsibilities; and duties consistent with his executive position and of such nature as are usually associated with his office as may be designated from time to time by the Chairman of the Board and Chief Executive Officer of the Corporation or the Board of Directors of the Corporation. Such duties shall be performed primarily in the Denver, Colorado area and subject to travel outside of such area as may be necessary for Executive to perform his duties.





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                 (c)      Executive shall faithfully and diligently discharge
his duties hereunder and use his best efforts to implement the policies established by the Chairman of the Board and Chief Executive officer and the Board of Directors of the Corporation. Executive agrees to devote substantially all of his time and attention exclusively to the rendering of services hereunder.

         2.      Compensation.

                          (a)     During the Term of Executive's employment
hereunder, the Corporation shall cause Executive to receive a base salary in the amount of Two Hundred Thirty Thousand ($230,000.00) Dollars, which base salary shall be increased for each year of the Term thereafter in proportion to the increase during the preceding year in the Consumer Price Index (All Urban Consumers) published by the U.S. Department of Labor or by such higher amount as the Corporation's Board of Directors shall in the exercise of its reasonable discretion determine. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary". The Base Salary shall be payable in accordance with the present payroll practices of the Corporation. In addition, Executive may receive such additional compensation (in the form of bonuses, etc.) that the Corporation's Board of Directors shall, in the exercise of its good faith and reasonable discretion, determine.

                          (b)     In addition to the salary described in
Section 2(a) above, for each fiscal or partial fiscal year of the Corporation during the Term hereof, Executive shall be entitled to receive incentive compensation (as described below) to be paid on or before the 90th day following the end of the Corporation's fiscal year (a "Fiscal Year"). Executive's entitlement to incentive compensation for any fiscal year of the Corporation shall be predicated upon successful accomplishment of annual business related performance goals for the Corporation established by the Compensation Committee of the Board of Directors of the Corporation. The incentive compensation under this subparagraph (b) for any year shall not exceed fifty percent (50%) of Executive's Base Salary. For any Fiscal Year in which the Executive is employed by the Company hereunder for a period constituting less than an entire Fiscal Year (such period, a "Partial Year"), the incentive compensation payable hereunder in respect of any such period shall be (i) based upon the Company's level of performance during the Partial Year, and (ii) shall be in an amount equal to the incentive compensation which would be so payable if such period constituted the entire Fiscal Year in which it occurs multiplied by a fraction, the numerator of which shall be the number of days in the Partial Year and the denominator of which shall be 365. The incentive compensation payable hereunder in respect of the 1997 Fiscal Year shall be $71,521 (the product of





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$115,000 times a fraction, the numerator of which is the number of days between the Commencement Date and December 31, 1997 and the denominator of which is 365).

                          (c)     The Corporation shall reimburse Executive, up
to a maximum of $40,000, for expenses directly relating to his relocation to the Denver, Colorado area including moving van costs, up to thirty (30) days of temporary housing and travel to the Denver area, upon submission of appropriate receipts and invoices therefore.

         3. Benefits, Etc. Executive shall be entitled to receive such fringe benefits normally provided by the Corporation to executives in his position (including life insurance and disability coverage, vacation, sickleave, medical and dental insurance, travel and accident insurance, participation in the Corporation's 401(k) Plan, stock options, incentive compensation plans and other benefits generally available to senior executives of the Corporation at any time during the term of this Agreement). The Corporation agrees during the Term hereof that it will not terminate any compensation plan or benefit program in which Executive participates or terminate Executive's participation in any such plan or program, unless an equitable agreement embodied in an ongoing substitute or alternative plan or program has been made except to the extent that Executive is receiving benefits pursuant to Section 9(b) hereof.

         4. Term. Subject to earlier termination as hereinafter provided, the original term of this Agreement shall commence on the Commencement Date and shall continue in effect for a one year period ending on the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for three (3) additional consecutive one year periods commencing on each of the first, second and third anniversaries of the Commencement Date, unless not later than ninety (90) days prior to each such anniversary date, Executive or the Corporation shall have given notice that such party does not wish to so extend this Agreement. The term of this Agreement is referred to herein as the "Term".

         5. Termination by The Corporation. The Corporation shall have the right to terminate this Agreement for "Disability", "Cause" or without "Cause".

                          (a)     Disability.  Disability shall be used herein
to mean that if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties with the Corporation on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of termination is given, Executive shall not have returned to the





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full-time performance of Executive's duties, the Corporation may terminate
Executive's employment by reason of his "Disability."

                          (b)     Cause.  Termination by the Corporation of
Executive's employment for "Cause" shall mean termination as a result of: (i) breach by Executive of any material provision of this Agreement; (ii) gross negligence or willful misconduct of Executive in connection with the performance of his duties under this Agreement, or Executive's willful refusal to perform any of his material duties or responsibilities required pursuant to this Agreement; (iii) Executive's misappropriation for personal use of assets or business opportunities of the Corporation; (iv) Executive's embezzlement of the Company's funds or property, or fraud on the part of Executive; or (v) Executive's conviction of any Felony.

         6. Termination by Executive. (a) Executive shall be entitled to terminate his employment (i) in the event that the Corporation materially breaches any of its obligations hereunder and such breach continues for thirty
(30) days after the Corporation receives written notice from Executive of such breach or if at any time Executive is not reelected to serve as Chief Financial Officer of the Corporation or Executive is removed as Chief Financial Officer of the Corporation without "Cause" or (b) if there is a "change in control" of the Corporation.

         For purposes of this Agreement, a "change in control" of the Corporation shall be deemed to have occurred if (a) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing Forty per cent (40%) or more of the combined voting power of the Corporation's then outstanding securities; or (b) the Board of Directors of the Corporation shall approve a sale of all or substantially all the assets of the Corporation unless the Executive is a member of the Board of Directors who affirmatively votes in favor of such sale transaction giving rise to a "change in control".

         In the event that Executive becomes entitled to terminate his employment hereunder by reason of the occurrence of a "change in control" of the Corporation or for any reason other than a "change in control", Executive shall be entitled to terminate his employment immediately after the occurrence of the event giving rise to such right, which right shall continue for a period of four (4) months from the earlier of the date on which either the Corporation informs Executive, or Executive otherwise determines, that Executive is entitled to exercise such right.





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         7.      Notice of Termination.  Any purported termination by the
Corporation or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         8.      Date of Termination, Etc.  "Date of Termination" shall mean
(a) if Executive's employment is terminated by the Corporation for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date of such Notice; (b) if Executive's employment is terminated by the Corporation for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (c) if Executive's employment is terminated by the corporation without Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date that such notice is deemed given; (d) if Executive's employment is terminated by Executive for any of the reasons specified in Section 6, such date as Executive shall specify in Executive's Notice of Termination, which date shall be no less than thirty (30) days after such Notice of Termination is given.

         9. Compensation Upon Termination. During Disability, Death or in the Event of a Change in Control.

                          (a)     in addition to any benefits to which
Executive is entitled under any insurance program or pension or benefit plan then in effect, or any stock plan or restricted stock agreement, in lieu of all other payments of salary or other compensation to which Executive would otherwise be entitled hereunder, Executive shall be entitled to the following:

                          (i) If Executive's employment shall be terminated for Cause, the Corporation shall pay his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Corporation shall have no further obligations to Executive under this Agreement unless it shall be finally determined by a court of competent jurisdiction that such purported termination for Cause was not justified or was inappropriate in the circumstances.





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                          (ii)    If Executive's employment with the
                                  Corporation shall be terminated other than in anticipation of or in connection with a "change in control" (A) by the Corporation without Cause, (B) by Executive for any of the reasons specified in clause (a) of the first paragraph of Section 6 hereof, or (C) at the expiration of this Agreement by virtue of it not being renewed, in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (including any payments relating to any bonus or incentive compensation), Executive shall be entitled to receive a severance payment in an amount equal to twelve (12) months of the Base Salary then in effect and incentive compensation, if earned, payable in respect of a Partial Year pursuant to Section 2(b) hereof relating to the period commencing on the first day of such Fiscal Year and ending on the Date of Termination, which severance shall be paid either in accordance with the Corporation's customary payroll practices or in a lump sum, upon expiration of such term, as Executive may elect, in either case, subject to normal payroll deductions.

                          (iii)   If Executive's employment with the
                                  Corporation shall be terminated by Executive or by the Corporation upon or within four (4) months following a "change in control" pursuant to clause (b) of the first paragraph of Section 6 hereof, then Executive shall be entitled to the benefits provided below:

                                  (A)      the Corporation shall pay Executive
                                           his full Base Salary through the
                                           Date of Termination at the rate in
                                           effect at the time Notice of
                                           Termination is given;

                                  (B)      In lieu of any further salary
                                           payments to Executive for periods
                                           subsequent to the Date of
                                           Termination (including any payments
                                           relating to any bonus or incentive
                                           compensation), the Corporation shall
                                           pay as severance pay to Executive,
                                           not later than the fifth (5th) day
                                           following the Date of Termination, a
                                           lump-sum severance payment in an
                                           amount equal to twelve (12) months
                                           of the Base





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                                           Salary then in effect and incentive
                                           compensation, if earned, payable in
                                           respect of a Partial Year pursuant
                                           to Section 2(b) hereof relating to
                                           the period commencing on the first
                                           day of such Fiscal Year and ending
                                           on the Date of Termination.

                          (b)     For a twelve (12) month period after such
termination, other than for Cause, the Corporation shall arrange to provide Executive and his family with life, disability and health insurance benefits substantially similar to those which Executive is receiving immediately prior to the Notice of Termination.

                          (c)     Anything in this Agreement to the contrary
notwithstanding, in the event that any payment and the value of any benefit, including the vesting of options or restricted stock, received or to be received by Executive upon a Change of Control (collectively, a "Payment") would result in all or a portion of such Payment being subject to excise tax under Section 4999 of the Internal Revenue Code, then Executive's Payment shall be either (A) the full Payment or (B) the maximum amount which would result in no portion of the Payment being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts specified in subparagraphs (A) or (B) above, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by
Section 4999 of the Internal Revenue Code (and also taking into account Executive's particular tax circumstances and filing status), results in the receipt by Executive of the greatest amount notwithstanding that all or some portion of such amount may be taxable under Section 4999 of the Internal Revenue Code; provided, however, that Executive will be entitled to receive the full Payment only if the after tax amount of the full payment described in subparagraph (A) above exceeds the after tax amount resulting from the amount described in subparagraph (B) above by at least $10,000. In the event that the Payment, or any portion of the Payment, is reduced pursuant to this Section 9(c) to the amount described in subparagraph (B) above, the present value of the amount to be received by Executive (for purposes of Section 280G) must be reduced in such a way that the total amount to be received by Executive (without regard to present value principles) is maximized. All computations required to be made under this Section 9(c) shall be made by a nationally recognized accounting firm which is the Corporation's outside auditor at the time of such determination (the "Accounting Firm"). The Corporation shall cause the Accounting Firm to provide detailed supporting calculations of the amounts described herein to the Corporation and Executive within one business day after an event entitling Executive to a Payment hereunder. The Executive may accept, but shall not be bound





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to accept, the computations made by the Accounting Firm and shall have the right to challenge any such computations in litigation or otherwise.

         10.     Stock Options.

                          (a)     The corporation agrees to grant and issue to
Executive, under the 1996 Stock Incentive Plan of the Corporation (the "Plan"), the following Options, as such term is defined in the Plan, to purchase common stock (the "Common Stock") of the Corporation, as such term is defined in the
Plan:

                                  (i)      The Corporation agrees to grant and
issue to Executive, on the Commencement Date, a stock option under the Plan to purchase 220,000 shares of Common Stock, having a term of ten years, at an exercise price equal to the Fair Market Value on the date preceding the date hereof, as defined in the Plan, and becoming exercisable in four equal annual installments commencing the first anniversary of the date of grant.

                                  (ii)     subject to and within ten (10) days
of the approval by the stockholders of the Corporation of the authorization of 325,000 additional shares of Common Stock under the Plan at the Corporation's upcoming Annual Meeting of Stockholders or at any time thereafter, the Corporation agrees to grant and issue to Executive stock options under the Plan to purchase 80,000 shares of Common Stock, having a term of ten years, at an exercise price equal to the Fair Market Value on June 6, 1997, as defined in the Plan, and becoming exercisable in four equal annual installments commencing the first anniversary of the date of grant.

                          (b)     The Corporation agrees to compensate the
Executive, in the form of restricted stock or options or such other form to be mutually agreed to by Executive and the Corporation, for the value of Executive's stock options of Dal-Tile International Inc. which Executive is forfeiting in connection with the commencement of his employment with the Corporation.

                          (c)     The terms and provisions of the Options and
any other compensation paid pursuant to Section 10(b) above, shall be more fully set forth in stock option agreements and other appropriate agreements to be entered into by the Executive and the Corporation. The grant thereof shall be subject to the execution of such agreements.

         11. Intellectual Property Rights. All rights in inventions, designs and intellectual property (including without limitation patents, copyright, trade mark, registered designs,





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design rights and know-how) to which Executive may become entitled by reason of activities in the course of Executive's employment shall vest automatically in the Corporation and Executive shall, at the request and expense of the Corporation, provide the Corporation with all information, drawings and documents requested by the Corporation and execute such documents and do such things as may be required by the Corporation to evidence such vesting. The provisions of this Section 11 shall survive the termination of this Agreement.

         12. Non-Competition and Non-Disclosure. The parties hereto each acknowledge and agree that they have entered into a Non-compete, Non-disclosure Agreement and Assignment Agreement, of even date herewith ("Non-Disclosure and Non-Competition Agreement") and that such Non-Disclosure and Non-Competition Agreement shall remain in full force and effect throughout the Term hereof and shall survive the termination of this Agreement. Executive acknowledges that the provisions of the Non-Competition and Non-Disclosure Agreement are fair and reasonable and necessary to protect the good will and interest of the Corporation and its subsidiaries and shall constitute separate and severable undertakings given for the benefit of each of the Corporation and each subsidiary and may be enforced by the Corporation on behalf of any of them.

         13.     Successors; Binding Agreement.

                          (a)     The Corporation will require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "the Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets, as aforesaid, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                          (b)     This Agreement shall inure to the benefit of
and be enforceable by the Corporation, its successors and assigns, and by Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to him hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in





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accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

         14. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopied (receipt acknowledged) or mailed, by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to, in writing, and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Each party acknowledges that the services to be rendered under this Agreement are unique and of extraordinary character, and in the event of a breach by either party of any of the terms of this Agreement, the other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of the terms and provisions hereunder, to enforce specific performance by the breaching party of its obligations hereunder and to enjoin the breaching party from acting in violation of this Agreement. Such remedies are in addition to those otherwise available at law or in equity to the Corporation. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Colorado (other than the choice of law principles thereof).

         16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.





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         17.     Counterparts.  This Agreement may be executed in several
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. Prior Agreement. Executive represents, warrants and, covenants that the execution, delivery and performance by Executive of this Agreement, does not and will not contravene, conflict with or constitute a default under or violation of any law, regulation, judgment, decree, agreement, contract or other instrument binding, upon or applicable to Executive. Upon the effectiveness of this Agreement, all prior agreements between Executive and the Corporation will be terminated and of no further force and effect, except for the Non-Competition and Non-Disclosure Agreement.

         IN WITNESS WHEREOF, the Corporation and Executive have executed and delivered this Employment Agreement on the date first above written.

                                      ABACUS DIRECT CORPORATION

                                      By:  /s/ M. A. WHITE
                                          -------------------------------------
                                               Name:   Martin A. White
                                               Title:  Chairman & CEO

                                      EXECUTIVE

                                      /s/ CARLOS E. SALA
                                      -----------------------------------------
                                      Carlos A. Sala





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